Exhibit 10.21

Amendment No. 3 to the

Edwards Lifesciences Corporation 401(k) Savings and Investment Plan

The Edwards Lifesciences Corporation 401(k) Savings and Investment Plan (“Plan”) is amended effective January 1, 2011 unless otherwise stated:

1.                    Effective October 10, 2011, Section 2 shall be amended by the addition of Subsection 2.35A that read as follows:

““Roth Contributions/ Roth Elective Deferrals” shall mean any Employer contributions with respect to Plan Years beginning on or after January 1, 2012, in lieu of cash compensation, and shall include contributions made pursuant to a salary reduction agreement or other deferral mechanism. With respect to any taxable year, a Participant’s Roth Elective Deferral is the sum of all Employer contributions made on behalf of such Participant pursuant to an election to defer under any Roth elective deferral arrangement as described in IRC section 402A. Roth Elective Deferrals shall not include any deferrals properly distributed as excess annual additions. Roth Elective Deferrals are a Participant’s Plan Deferral Contributions that are includible in the Participant’s gross income at the time deferred and have been irrevocably designated as Roth Elective Deferrals by the Participant in his or her deferral election.”

2.                    Effective October 10, 2011, the first paragraph of Section 5.1 shall be amended to read as follows:

“5.1                         Pay Deferral Contributions. An Eligible Employee may elect in the manner described below to have his Employer reduce his Compensation via payroll deduction in an amount not less than 1% nor more than 25% (prior to January 1,  2003, the maximum percentage was 15%) of his Compensation, in whole multiples of 1%.  Such salary reductions shall constitute Pay Deferral Contributions and shall be contributed to the Trust by the Employer in accordance with Section 4.1.  Pay Deferral Contributions shall include both before-tax and Roth Elective Deferrals unless otherwise stated.  A Participant’s salary reduction election shall be made electronically via telephone or in any such manner prescribed by the Administrative & Investment Committee. Salary reduction elections will become effective as of the first pay period beginning after such elections are properly made. No salary reduction election will become effective unless the Participant properly selects the Plan investment fund or funds to which his Pay Deferral Contributions are to be allocated (in the manner described in Section 6.4). Salary reduction elections shall continue in effect (with automatic adjustments for any change in Compensation) until the Participant alters such election in accordance with Section 5.2 or until the Participant ceases to be an Eligible Employee.”

3.                                      Effective October 10, 2011,Section 5.3 is amended by the addition of the following paragraph:

“If Pay Deferrals exceed the limit for the Plan Year as a result of a Participant’s combined before-tax and/or Roth Contributions to the Plan and any other plan or arrangement described in Code Section 401(k), 408(k), or 403(b) that is sponsored by an entity unrelated to the Employer, any amount relating to the excess Pay Deferrals made under the Plan (as adjusted for earnings or losses thereon) shall be distributed to such Participant within the statutory time period, so long as the Employer receives a written request for the distribution by no later than March 1 of the calendar year following the calendar year in which such excess Pay Deferral was made.  If any Roth Contributions are made to the Plan, the Participant must identify the extent to which the excess deferrals are comprised of Roth Contributions.”

4.                                      Section 5.5 is amended by deleting subsection (c).

5.                                      Effective October 10, 2011, Section 5.5(d)(i)(B) is amended to read as follows:

“If it appears that there will be excess contributions as of the end of any Plan Year, the Administrative and Investment Committee shall inform the Employer.  The Employer, in its discretion, may make a supplemental contribution which shall be allocated to the Accounts of active Participants who are not Highly Compensated Employees in a uniform and nondiscriminatory manner in order to eliminate excess contributions.  Such supplemental contribution by the Employer must be made, if at all, within the twelve months after the close of the Plan Year in which the contribution is to be allocated.  Such supplemental contribution shall be treated for all purposes as a before-tax and/or Roth Contribution (in a ratio substantially identical to the Participant’s Pay Deferral election) and shall satisfy the requirements of Treasury Regulation Section 1.401(k)-2(a)(6).  The allocation of a portion of any such supplemental contribution to the Account of an affected Participant is subject to the Code Section 415 limits.  If the Employer chooses to make a supplemental contribution in an amount less than that required to completely eliminate all excess contributions, such supplemental contributions shall be taken into account before application of the correction method hereinafter described.

Supplemental contributions will be treated as before-tax and/or Roth contributions and will be fully vested when contributed to the Plan and subject to the same distribution limitations applicable to before-tax and/or Roth Contributions as set forth in Article VII.  Supplemental contributions which may be treated as before-tax and/or Roth Contributions must satisfy the requirements set forth in this paragraph without regard to whether they are actually taken into account as before-tax and/or Roth Contributions.”

6.                                      Section 5.5(d)(iii) is amended to read as follows:

“(iii)                         Administrative Discretion.

If after making the adjustments required by paragraphs (1) and (2) of this subsection for a Plan Year the Administrative & Investment Committee determines that the sum of the HCE ADP and the HCE MCP exceeds the aggregate limit for such Plan Year, the Administrative & Investment Committee shall, no later than the last day of the subsequent Plan Year, reduce the Pay Deferral Contributions made for such Plan Year on behalf of each Participant who is a Highly Compensated Employee and any corresponding Matching Contributions to the extent necessary to eliminate such excess. Such reduction shall be effected by reducing the Pay Deferral Contributions made on behalf of each Participant who is a Highly Compensated Employee in the manner described in paragraph (1) of this subsection.”

7.                                      Effective October 10, 2011,Section 5.6 is amended by the addition of the following new paragraph:

“Effective as of October, 1 2011, a Participant may make a Roth rollover contribution to the Plan (a “Roth Rollover Contribution”).  A Roth Rollover Contribution is a direct rollover from another Roth elective deferral account under an applicable retirement plan described in Code Section 402A(e)(1), and only to the extent that the rollover is permitted under Code Section 402(c).  The Administrative & Investment Committee’s discretion with respect to Rollover Contributions (as described in this Section 5.6) applies to Roth Rollover Contributions, unless otherwise specified under the Code.”

8.                                      Effective October 10, 2011, Section 6.1 is amended by the addition of the following new subsections (i) and (j):

“(i)                               Roth Account.  A Roth Account/Roth Contribution Account shall be maintained for each Participant. This account shall represent the amount of such Participant’s Roth Contributions and the expenses, distributions, earnings and losses attributable to such account.

(j)                                    Roth Rollover Account.  A Roth Rollover Account shall be maintained for each Participant whose benefits under another plan described in Section 401 (a) of the Code, are transferred to the Trust Fund in accordance with Section 5.6 for the subsequent payment of such amounts in accordance with this Plan. This account shall reflect the expenses, distributions, earnings and losses attributable to such account.”

9.                                      Section 6.4 is amended by the deletion of subsections (b) and (e).

10.                               Effective October 10, 2011, Section 6.4(c) is amended to read as follows:

“(c)                            Applicability of Investment Elections. Both with respect to initial investment elections and changes in investment elections, unless the Administrative & Investment Committee prescribes otherwise, one election shall apply to the balance, as of the effective date of the election, in the Participant’s Employer Matching Account, Profit Sharing Account, Before-Tax Account, Roth Account, After-Tax Account, Prior Employer Matching Account, Transition Contribution Account, Roth Rollover Account, and Rollover Account, and additions thereto; provided that, with respect to an initial election by a Participant who makes a rollover contribution prior to making Pay Deferral Contributions under the Plan, such election shall apply to the balance, as of the effective date of the election, in the Participant’s Rollover Account and/or Roth Rollover Account.”

11.                               Effective October 10, 2011, the first paragraph of Section 7.2 is amended to read as follows:

“7.2                         Resignation or Dismissal. If a Participant incurs a Termination of Employment for reasons other than a Termination of Employment on or after his attainment of age 55, Disability or death, the balance in his Prior Employer Matching Account, Before-Tax Account, Roth Account, Profit Sharing Account, Stock Grant Account (if any), Transition Contribution Account (if any), After-Tax Account, Rollover Account, Roth Rollover Account and the vested portion of his Employer Matching Account determined in accordance with the vesting schedule below, after all adjustments required under the Plan have been made, shall be determined as soon as practicable and shall be fully vested and nonforfeitable. The portion of such Account which is vested, based upon the balances of all such Accounts as of the Accounting Date coincident with or next preceding the date of distribution (after adjustments required under the Plan as of that date have been made) shall be distributable to the Participant in accordance with Section 7.6.”

12.                               Section 7.5 (b) is amended to read as follows:

“(b)                           Restrictions on Immediate Distribution. If the vested portion of a Participant’s Accounts exceeds $5,000 (disregarding any rollover contributions of any kind), the Participant must consent to any distribution commencement prior to his Normal Retirement Date; provided, however, that consent under this subsection is not required to make distributions necessary to satisfy Code Section 401(a)(9), 401(k)(3), 401(m), 402(g) or 415.  In order for a distribution to commence prior to a Participant’s Normal Retirement Date, the Participant must elect such a distribution electronically via telephone or in any such manner prescribed by the Administrative Committee.  Any consent by a Participant to receive a distribution prior to his Normal Retirement Date will not be valid unless such consent satisfies the requirements of (i) and (ii).”

13.                               Effective October 10, 2011, Section 7.6(c) is amended by the addition of subsections (x) and (xi)

“(x)                           Roth Account

(xi)                              Roth Rollover Account.”

14.                               Effective October 10, 2011, Section 8.1(a) is amended to read as follows:

“(a)                           After-Tax/Rollover Contributions. A Participant may elect to withdraw all or a portion of the total value (determined as of the date described below) of his After-Tax Account and/or Rollover Account and/or Roth Rollover Account including earnings thereon.  A Section 16b officer of the Company must obtain permission from the Company in order to receive an in-service distribution under this subsection.  Only one withdrawal of After-Tax Contributions per calendar month may be made pursuant to this subsection.”

15.                               Effective October 10, 2011, Section 8.1(h) is amended by the addition of the following subsections (iii)A and (ix)A:

“(iii)A                Roth Account.

(ix)A                     Roth Rollover Account.”

16.                               Effective October 10, 2011, Section 8.2(o) is amended by the addition of the following subsections (ii)A, (ii)B and (viii)A.

“(ii)A                   Matched portion of Roth Account

(ii)B                         Non-matched portion of the Roth Account

(viii)A  Roth Rollover Account”

IN WITNESS WHEREOF, a duly authorized officer of the Company has caused this Amendment No. 3 to be executed on the 21 day of October, 2011.

EDWARDS LIFESCIENCES CORPORATION

By:	/s/	Christine McCauley
Name:		Christine McCauley
Title:		VP, Human Resources